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		       SERVICES AND DISTRIBUTION PLAN

		      Smith Barney Concert Series Inc.

This Services and Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by Smith Barney Concert Series Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), subject to the following terms and conditions:


Section 1.  Annual Fee.

(a) Service Fee for Class A shares. The Fund will pay to the distributor of its shares, Smith Barney Inc. and PFS Distributors, Inc., (each a "Distributor"), a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class A shares (the "Class A Service Fee") sold through such Distributor.

(b) Service Fee for Class B shares. The Fund will pay to a Distributor a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class B shares (the "Class B Service Fee").

(c) Service Fee for Class C shares. The Fund will pay to a Distributor a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class C shares (the "Class C Service Fee," and collectively with the Class A Service Fee and the Class B Service Fee, the "Service Fees").

(d) Distribution Fee for Class B shares. In addition to the Class B Service Fee, the Fund will pay the Distributor a distribution fee under the Plan at the annual rate of 0.75% of the average daily net assets of the Fund attributable to the Class B shares attributable to High Growth Portfolio, Growth Portfolio and Balanced Portfolio and 0.50% of the average daily net assets of the Fund attributable to the Class B shares of the Conservative Portfolio and Income Portfolio (the "Class B Distribution Fee").

(e) Distribution Fee for Class C shares. In addition to the Class C Service Fee, the Fund will pay the Distributor a distribution fee under the Plan at the annual rate of 0.75% of the average daily net assets of the Fund attributable to the Class C shares of the High Growth Portfolio, Growth Portfolio and Balanced Portfolio and 0.45% of the average daily net assets of the Fund attributable to the Class C shares of the Conservative Portfolio and Income Portfolio (the "Class C Distribution Fee," and collectively with the Class B Distribution Fee, the "Distribution Fees").

 (f) Payment of Fees. The Service Fees and Distribution Fees will be calculated daily and paid monthly by the Fund with respect to the foregoing classes of the Fund's shares (each a "Class" and together the "Classes") at the annual rates indicated above.


Section 2.  Expenses Covered by the Plan.

  With respect to expenses incurred by each Class, its respective Service Fees and/or Distribution Fees may be used for: (a) costs of printing and distributing the Fund's prospectus, statement of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; (c) an allocation of overhead and other branch office distribution-related expenses of the Distributor; (d) payments made to, and expenses of, Smith Barney Financial Consultants and Investment Representatives of PFS Distributors, Inc. and other persons who provide support services in connection with the distribution of the Fund's shares (collectively, "Financial Consultants"), including but not limited

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to, office space and equipment, telephone facilities, answering routine inquires regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund's transfer agent; and
(e) accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee and, in the case of Class B shares, the contingent deferred
sales  charge  received  by  the  Distributor;   provided,   however,  that  the
Distribution Fees may be used by the Distributor only to cover expenses primarily intended to result in the sale of the Fund's Class B and C shares, including without limitation, payments to Distributor's Financial Consultants at the time of the sale of Class B and C shares. In addition, Service Fees are intended to be used by a Distributor primarily to pay its Financial Consultants for servicing shareholder accounts, including a continuing fee to each such Financial Consultant, which fee shall begin to accrue immediately after the sale of such shares.


Section 3.  Approval of Shareholders.

The Plan will not take effect,  and no fees will be payable in  accordance  with
Section 1 of the Plan, with respect to a Class until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class. The Plan will be deemed to have been approved with respect to a Class so long as a majority of the outstanding voting securities of the Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.


Section 4.  Approval of Directors.

Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Directors of the Fund and (b) those Directors who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.


Section 5.  Continuance of the Plan.

The Plan will continue in effect with respect to each Class until        , 199 ,
and thereafter for successive twelve-month periods with respect to each Class; provided, however, that such continuance is specifically approved at least annually by the Directors of the Fund and by a majority of the Qualified Directors.


Section 6.  Termination.

The Plan may be terminated at any time with respect to a Class (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class or (ii) by a vote of the Qualified Directors. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class.


Section 7.  Amendments.

The Plan may not be amended with respect to any Class so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of that Class. No material amendment to the Plan may be made unless approved by the Fund's Board of Directors in the manner described in Section 4 above.

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Section 8.  Selection of Certain Directors.

While the Plan is in effect, the selection and nomination of the Fund's Qualified Directors will be committed to the discretion of the Qualified Directors then in office.


Section 9.  Written Reports

In each year during which the Plan remains in effect, a person authorized to direct the disposition of moneys paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Directors and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which sets out the amounts expended under the Plan and the purposes for which those expenditures were made.


Section 10.  Preservation of Materials.

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.


Section 11.  Meanings of Certain Terms.

As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act by the Securities and Exchange Commission.



IN WITNESS WHEREOF, the Fund executes the Plan as of            , 1996.

SMITH BARNEY CONCERT SERIES INC.

By:
        Heath B. McLendon
        Chairman of the Board